EXHIBIT 99.1

MoSys, Inc. Appoints Raj Singh as Vice President of Marketing and
Business Development

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Oct. 13, 2006--MoSys, Inc. (Nasdaq:MOSY), the industry's leading provider of high-density system-on-chip (SoC) embedded memory solutions announced today the appointment of Raj Singh as its Vice President of Marketing and Business Development on October 6, 2006. Mr. Singh will be responsible for the company's strategic marketing and business development initiatives and will report directly to Chet Silvestri, MoSys' Chief Executive Officer.

    Mr. Singh brings to MoSys more than 25 years of experience. He joins MoSys from Synfora, a privately held EDA company where he was vice president of sales and marketing till December 2005. Prior to joining Synfora he served as the vice president of worldwide sales of Virage Logic (Nasdaq:VIRL) for 3 years and led the company to significant revenue growth during his tenure. Before joining Virage Logic, Mr. Singh was executive vice-president and general manager at 3Dlabs till its acquisition by Creative Technology (Nasdaq:CREAF) in 2002. He also served as vice-president of worldwide sales at the company, and played a major role in its IPO and its acquisitions of Dynamic Pictures and Intense3D. Before joining 3Dlabs, Mr. Singh spent five years with Dupont, where he was a business manager and, most recently, vice-president of the company's Dupont Pixel operation.

    Mr. Singh graduated with honors from Kings College, Aberdeen,
University of Scotland, receiving a combined masters degree in English
Literature.

    "Raj is a seasoned business executive with extensive global experience in the semiconductor Intellectual Property (IP) industry," expressed Silvestri. "He has an enviable track record in businesses expansion. We are pleased that he has agreed to join our team and help drive the growth of our business."

    Mr. Singh was granted a stock option to purchase 175,000 shares of MoSys' common stock at an exercise price of $6.95, equal to MoSys' closing price on October 6th, 2006 as a new employee hiring inducement option grant for purpose of NASDAQ Marketplace Rule (i)(l)(A)(iv).

    "I'm excited about the opportunity to join MoSys as the Vice
President of Marketing and Business Development," Mr. Singh said. "I believe that MoSys' technological innovation provides a unique opportunity for growth and expansion."

    ABOUT MOSYS, INC.

    Founded in 1991, MoSys (Nasdaq:MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 100 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

    CONTACT: MoSys, Inc., Sunnyvale
             Walter Croce, Director of Marketing, +1 408-731-1820 wcroce@mosys.com or
             Shelton IR
             Beverly Twing, Acct. Manager, +1 972-239-5119 x126 btwing@sheltongroup.com